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                                                                   EXHIBIT 10.40

La Petite Academy, Inc
130 S. Jefferson Street, Suite 300
Chicago, Illinois 60661
Tel   312-798-1231
bbuckland@lpacorp.com

September 5, 2002

Mr. Michael F. Czlonka
1608 Fairfax Lane
Oak Brook Terrace, IL 60181

Dear Mike:

On behalf of La Petite Academy, Inc. (the Company), I am pleased to offer you the position of Sr. Vice President & CFO, reporting to Gary Graves, Chief Operating Officer. The details of our offer are as follows:

         1. The annualized base salary is Two Hundred Twenty Thousand ($220,000) Dollars, paid on a bi-weekly basis. Future increases to base salary are considered annually and will be based on your performance.

         2. You will be eligible to participate in the Company's Short-Term Incentive Plan (with approval of the Plan by the Board of Directors) with an annual target of 40% of base salary, based on the Company achieving 100% of its EBITDA budget; 60% of base salary for achievement of 105% of EBITDA budget; and 80% of base salary for achievement of 110% of EBITDA budget. For the fiscal year ending June 28, 2003, Plan EBITDA will be determined within 90 days of your start date. (No bonus is earned if the Company fails to meet its EBITDA budget.) The Plan may, from year-to-year, be modified as approved by the Board of Directors. For the current fiscal year (FY 2003), your bonus will be pro-rated, based on full Periods worked. Furthermore, you must be an active employee on the last day of the fiscal year to be eligible for bonus payment.

         3. You will be eligible to participate in the Company's Long-Term Stock Option Incentive Plan, which is currently being reviewed by the Board of Directors. Subject to approval of the Board of Directors, you will be offered 90,000 shares in the form of options, subject to the prevailing vesting schedule.

         4. You will be entitled to reasonable severance if your employment is terminated by the Company other than for Cause, voluntary resignation, death or disability. Without limitation, "for Cause" shall include: a) violation of the Company's Code of Conduct; b) action by you involving willful malfeasance in connection with your employment having a material adverse effect on the Company; c) continuing refusal by you to perform the duties ordinarily performed by a chief financial officer after a written demand for substantial performance is delivered to you; or d) conviction of any felony (or any misdemeanor involving the property or assets of the Company) under the laws of any State or the United States. You will also be entitled to reasonable severance if you elect to terminate your employment for Good Reason. For "Good Reason" shall include: a) assignment of duties substantially inconsistent with your position, duties, responsibilities, authorities, and title, or any material reduction by the Company of your duties or responsibilities; or b) a reduction by the Company in your base salary as in effect at the start of your employment. Reasonable severance shall mean six months of continued salary and medical and/or dental benefits if your employment is terminated as described
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                  above in your first year of employment. After one year of
                  employment, you will be entitled to an additional six months of continued salary and medical and/or dental benefits. Such additional continued salary and medical and/or dental benefits will vest at the rate of one week for every full month worked beyond one year, up to a maximum total severance payment of twelve months. Any severance paid beyond the initial six months is contingent upon you continuing to seek, but not having secured, employment. Furthermore, any severance paid beyond six months, after one year, up to a maximum of an additional six months, before the vesting of the provisions described above, is subject to the approval of the CEO.

         5. You will be entitled to receive health, welfare and retirement benefits on terms substantially equivalent to those offered to the Company's other senior executives. You will be entitled to a paid vacation each calendar year of no less than four weeks. In calendar year 2002, your vacation entitlement will be pro-rated, based on your hire date.

         6. You will need to sign a customary non-compete and confidentiality agreement.

Your employment is considered at-will. You specifically acknowledge that execution of this offer letter does not constitute a contract of employment between you and the Company, or any of its' subsidiaries or affiliates. Your acceptance of this offer will indicate that you are not a party to any agreement with your present, or any previous employer that would restrict, conflict with, or prohibit your activities contemplated here at the Company.

Please sign one copy of this letter as your acceptance of employment with La Petite and return it to me. It is agreed that your start date will be Monday, September 23, 2002. On your first day you will need to bring with you two (2) forms of proof of identity in order to complete the Employment Eligibility Verification form (I-9).

Mike, we believe you will find your position at La Petite to be a challenging and rewarding experience. We are delighted to have you join our team and look forward to your contributions.

Sincerely,

/s/ William C. Buckland

William C. Buckland
Vice President, People

Cc: Judith Rogala
    Gary Graves


/s/ Michael F. Czlonka
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Acknowledgement Signature/Date